Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Donald H. Hunter
617-878-1600

HARBOR GLOBAL COMPANY LTD. REPORTS RESULTS FOR THE

QUARTER ENDED SEPTEMBER 30, 2005

Boston, Massachusetts, November 2, 2005. Harbor Global Company Ltd. (“Harbor Global” or the “Company”) (OTC BB:HRBGF) reported a loss of $0.4 million ($0.07 per share) on revenues of $3.2 million in the third quarter of 2005 compared with a net loss of $1.2 million ($0.22 per share) on revenues of $2.8 million for the third quarter of 2004. The $0.8 million decrease in losses during the third quarter of 2005 compared to the third quarter of 2004 was primarily attributable to a $0.2 million increase in realized portfolio gains from the Russian real estate management and investment management operations, a $0.2 million increase in currency translation gains, a $0.2 million increase in management fee revenue and a $0.1 million decrease in advertising expense.

For the nine months ended September 30, 2005, the Company reported a net loss of $0.9 million ($0.15 per share) compared to a net loss of $4.6 million ($0.82 per share) for the nine months ended September 30, 2004. The $3.7 million decrease in net losses was attributable primarily to a $1.8 million increase in realized portfolio gains during the nine months ended September 30, 2005, the $1.1 million federal income tax liability incurred during the nine months ended September 30, 2004 in connection with the conversion of Pioglobal First Russia, Inc. into a Delaware limited liability company and lower dividend withholding taxes of $0.9 million in 2005 related to dividends payable from Open Joint-Stock Company “PIOGLOBAL Real Estate Investment Fund”.

HARBOR GLOBAL COMPANY LTD.
All amounts except per share are in millions of U.S. dollars	Third Quarter		Nine Months Ended September 30
	2005	2004	2005	2004
Revenues	$3.2	$2.8	$9.2	$9.0

Loss	($0.4)	($1.2)	($0.9)	($4.6)

Per Share Loss	($0.07)	($0.22)	($0.15)	($0.82)

Segment Information
Revenues
Russian Real Estate Management and Investment Management	$2.9	$2.5	$8.3	$8.3
Real Estate Management	0.3	0.3	0.9	0.7
Other	—	—	—	—

Segment (Loss) Earnings
Russian Real Estate Management and Investment Management	($0.3)	($1.0)	($0.8)	($4.1)
Real Estate Management	(0.1)	(0.2)	(0.3)	(0.7)
Other	—	—	0.2	0.2

This press release, as well as certain future oral and written statements of Company management, contains forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on currently available information and management expectations that involve substantial risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from management’s expectations as stated in such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to economic, political and regulatory stability in Russia, increased competition in the Russian commercial real estate market, increased competition in the Russian investment management market, the loss of one or more key officers and managers as well as the risks set forth from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.